Exhibit 3.1

LIBERTY PROPERTY TRUST
ARTICLES OF AMENDMENT
THIS IS TO CERTIFY THAT:
FIRST: The Declaration of Trust, as amended and restated to date (the “Declaration of Trust), of Liberty Property Trust, a Maryland real estate investment trust (the “Trust”), is hereby amended by deleting Section 6.1 of Article VI of the Declaration of Trust in its entirety and replacing it with the following:

“SECTION 6.1 Shares. The beneficial interest in the Trust shall be divided into Shares. The total number of Shares which the Trust has authority to issue is three hundred million (300,000,000), and shall consist of Shares, which may comprise one or more series or classes, and such other types, series or classes of Securities of the Trust as the Trustees may create and authorize from time to time and designate as representing a beneficial interest in the Trust. Shares may be issued for such consideration as the Trustees determine or, if issued as a result of a Share dividend or Share split, without any consideration, in which case all Shares so issued shall be fully paid and nonassessable by the Trust.”
SECOND: The amendment to the Declaration of Trust as set forth above has been duly advised by the board of trustees and approved by the shareholders of the Trust as required by law.

THIRD: The undersigned President and Chief Executive Officer acknowledges these Articles of Amendment to be the corporate act of the Trust and as to all matters or facts required to be verified under oath, the undersigned President and Chief Executive Officer acknowledges that to the best of the President and and Chief Executive Officer’s knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Trust has caused these Articles to be signed in its name and on its behalf by its President and Chief Executive Officer and attested to by its Secretary on this 20th day of May, 2014.
ATTEST:                    LIBERTY PROPERTY TRUST

/s/ Herman C. Fala             By: /s/ William P. Hankowsky (SEAL)
Herman C. Fala, Secretary          William P. Hankowsky, President
and Chief Executive Officer